Exhibit 99

BOK Financial Corporation Increases Quarterly Dividend

TULSA, Okla.-October 31, 2017-- Today, the Board of Directors of BOK Financial Corporation (Nasdaq: BOKF) declared a dividend on the company's common stock of 45 cents per share. This is an increase of 2.27% from 44 cents per share previously.
The dividend will be payable on or about November 27, 2017, to shareholders of record on November 13.

About BOK Financial Corporation
BOK Financial Corporation is a $33 billion regional financial services company based in Tulsa, Oklahoma. The Company's stock is publicly traded on NASDAQ under the Global Select market listings (symbol: BOKF). BOK Financial's holdings include BOKF, NA, BOK Financial Securities, Inc. and The Milestone Group, Inc. BOKF, NA operates TransFund, Cavanal Hill Investment Management, MBM Advisors and seven banking divisions: Bank of Albuquerque, Bank of Arizona, Bank of Arkansas, Mobank, Bank of Oklahoma, Bank of Texas and Colorado State Bank and Trust. Through its subsidiaries, the Company provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. For more information, visit www.bokf.com.

INVESTORS AND MEDIA:
Joe Crivelli
Senior Vice President - Investor Relations
918-595-3027